Name of Registrant:
Templeton Global Income Fund

File No. 811-05459

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Global Income Fund
(the "Fund") was held at the Fund's offices, 300 S.E. 2Nd Street,
Fort Lauderdale, Florida, on March 1, 2013. The purposes of the meeting was to elect four (4) Trustees; the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2013; and a shareholder proposal requesting the Fund's Board of Trustees institute transparent procedures to avoid holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Frank J. Crothers, Charles B. Johnson, Gregory E. Johnson and Larry D. Thompson* and the ratification of PricewaterhouseCoopers LLP. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:


Proposal 1.  The election of four Trustees:

       	                     % of        % of         % of       % of Shares
                             outstanding Shares      outstanding Present and
Term Expiring 2016	For     Shares	 Voted   Withheld  Shares   Voting
Frank J. Crothers 112,788,668	84.59%	 97.64%	 2,727,844   2.05%   2.36%
Charles B.Johnson 112,872,727	84.66%	 97.71%	 2,643,785   1.98%   2.29%
Gregory E.Johnson 113,024,209	84.77%	 97.84%	 2,492,303   1.87%   2.16%
Larry D. Thompson 113,003,033	84.75%	 97.82%	 2,513,479   1.89%   2.18%

* Harris J. Ashton, Ann Torre Bates, Edith E. Holiday, J. Michael Luttig, David W. Niemiec, Frank A. Olson, Constantine D. Tseretopoulos and
Robert E. Wade


Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2013.


	                  	 	                        % of Shares
		Shares Voted   % of outstanding Shares   Present and Voting
For		114,040,171	      85.53%			 98.07%
Against	            902,258	       0.68%			  0.78%
Abstain	          1,332,956	       1.00%			  1.15%
Total	        116,275,385	      87.21%	                100.00%




Proposal 3. A shareholder proposal requesting the Fund's Board of Trustees institute transparent procedures to avoid holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity.

	                  	 	                        % of Shares
		Shares Voted   % of outstanding Shares   Present and Voting
For	 	 7,264,357	       5.45%			 17.19%
Against		33,124,296	      24.84%			 78.40%
Abstain		 1,863,458	       1.40%			  4.41%
Total		42,252,111	      31.69%			100.00%